EXHIBIT 99.770(8)

                                   FORM 10f-3

                              THE BLACKROCK FUNDS

                         RECORD OF SECURITIES PURCHASED
                    UNDER THE TRUST'S RULE 10f-3 PROCEDURES

1.   Name of Purchasing Porftolio: BlackRock Preferred Opportunity Trust (BPP)

2.   Issuer: Allstate Corp -- 020002AV3

3.   Date of Purchase: 5/3/07

4.   Underwriter from whom purchased: J.P. Morgan Securities Inc.

5. Name of Affiliated Underwriter (as defined in the Trust's procedures) managing or participating in syndicate: PNC Capital Markets, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated

6.   Aggregate principal amount of purchased (out of total offering):

     5.2mm (500mm)

7. Aggregate principal amount purchased by funds advised by BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion (out of the total offering):

     50mm (500mm)

8.   Purchase price (net of fees and expenses): $99.829

9.   Date offering commenced: 5/3/07

10.  Offering price at end of first day on which any sales were made:

11.  Have the following conditions satisfied:

                                                                    YES       NO
                                                                    ---       --

     a.   The securities are part of an issue registered under the
          Securities Act of 1933, as amended, which is being
          offered to the public, OR are Eligible Municipal
          Securities, OR are securities sold in an Eligible Foreign
          Offering OR are securities sold in an Eligible Rule 144A
          Offering OR part of an issue of government securities.     X
                                                                    ---      ---


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                                                                    YES       NO
                                                                    ---       --

     b.   The securities were purchased prior to the end of the
          first day on which any sales were made, at a price that
          was not more than the price paid by each other purchaser
          of securities in that offering or in any concurrent
          offering of the securities (except, in the case of an
          Eligible Foreign Offering, for any rights to purchase
          required by laws to be granted to existing security
          holders of the Issuer) OR, if a rights offering, the
          securities were purchased on or before the fourth day
          preceding the day on which the rights offering terminated. X
                                                                    ---      ---

     c.   The underwriting was a firm commitment underwriting.       X
                                                                    ---      ---

     d.   The commission, spread or profit was reasonable and fair
          in relation to that being received by others for
          underwriting similar securities during the same period.    X
                                                                    ---      ---

     e.   In respect of any securities other than Eligible Municipal
          Securities, the issuer of such securities has been in
          continuous operation for not less than three years
          (including the operations of predecessors).                X
                                                                    ---      ---

     f.   Has the affiliated underwriter confirmed that it will not
          receive any direct or indirect benefit as a result of
          BlackRock's participation in the offering?                 X
                                                                    ---      ---

Approved:       Derek Schoenhofen         Date: 6/25/07
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